SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 23, 2009 (February 18, 2009)
NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
750-B South Church Street
Murfreesboro, TN 37130
(Address of principal executive offices)
(615) 890-9100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.
W. Andrew Adams
On February 20, 2009, the Compensation Committee of National Health Investors, Inc. (the “Company”) approved the payment of $180,822 to Mr. W. Andrew Adams for his services as interim CEO for the period from January 1, 2009 through February 24, 2009. Mr. Adams has served as interim CEO since April 1, 2008 pursuant to a Consulting Agreement between the Company and Mr. Adams. As provided in the Consulting Agreement, the fee for Mr. Adams services is $1.00; however, the Agreement also provides that the Directors may, in their sole discretion, pay Mr. Adams a bonus amount for the services provided pursuant to the Agreement.
Effective February 25, 2009, the Company entered into an Amended and Restated Consulting Agreement with Mr. W. Andrew Adams pursuant to which Mr. Adams will continue as Chief Executive Officer of the Company. The agreement provides that Mr. Adams shall be paid during the first twelve months of the agreement, an annual salary equal to 95% of the total compensation received by the highest paid employee of the Company. Each twelve month period thereafter during the term of the agreement, Mr. Adams will be paid an annual salary equal to 90% of the total compensation received by the highest paid employee of the Company. The Consulting Agreement will continue until terminated by either party upon at least ninety days written notice.
Justin Hutchens
Effective February 25, 2009, the Company appointed Justin Hutchens as President and Chief Operating Officer of NHI. A press release dated February 18, 2009 is attached to this Report
Mr. Hutchens, age 34, has served as Executive Vice President and Chief Operating Officer for Emeritus Senior Living (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services since September 2007. Mr. Hutchens served as Senior Vice-President and COO for Summerville Senior Living, Inc. from November 2003 until Summerville was acquired by Emeritus. He joined Summerville Senior Living, Inc. in 2001 as a Regional Director of Operations.
In connection with the appointment of Mr. Hutchens, the Company entered into an employment agreement (the “Agreement”) with Mr. Hutchens effective February 25, 2009. The Agreement has a three year term and provides an initial base salary of $380,000 and an initial annual bonus of $380,000. The Agreement provides Mr. Hutchens with the option of an alternative compensation at his election under a Cash Performance Incentive Plan which is driven by the Company’s funds from operation (“FFO”) and dividend growth. Under the Cash Performance Incentive Plan, Mr. Hutchens’ Base Salary each year would be $325,000 in years 2009-2011 and $350,000 in years 2012-2014. Under the Cash Performance Incentive Plan, Mr. Hutchens would also be entitled to an FFO Bonus based on the Company’s recurring FFO as defined in the

Agreement and a Dividend Bonus based on the Company’s recurring dividends as defined in the Agreement.
The Agreement provides for a grant of an option to purchase 100,000 shares of common stock of the Company at the market price on the date of grant on the effective date of the Agreement and on each anniversary of the effective date of this Agreement until 2018, provided he remains employed by the Company on such anniversary date. In addition, the Agreement provides for a sign-on bonus of $120,000 and a relocation allowance of $150,000. The Agreement further provides that if his employment is terminated during the first year of the Agreement due to a Without Cause Termination (as defined in the Agreement), the Company will pay Mr. Hutchens in a lump sum payment upon such termination an amount equal to one hundred percent (100%) of his base salary that is in effect at the time of the termination.
Item 9.01. Financial Statements and Exhibits.
Exhibit Index

Number	Exhibit
99	Press release, dated February 18, 2009
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

	By:	/s/ W. Andrew Adams

	Name:	W. Andrew Adams

	Title:	President and CEO

Date: February 23, 2009